Exhibit 99.1

Shuttle Pharma Provides First Quarter 2024 Corporate Update

GAITHERSBURG, Md., May 14, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2024.

Recent Highlights

Shuttle Pharma’s recent highlights include the following:

●	Received FDA approval to proceed with the Phase 2 Clinical Trial of Ropidoxuridine for treatment of patients with glioblastoma, a deadly malignancy of the brain with no known cure.
●	Received central institutional review board (“IRB”) approval for the Phase 2 clinical trial. For multicenter studies, the central IRB is the IRB that conducts reviews on behalf of all study sites that agree to participate in the centralized review process. For sites at institutions that have an IRB that would ordinarily review research conducted at the site, the central IRB should reach agreement with each individual institution participating in centralized review and those institutions’ IRBs about how to apportion the review responsibilities between local IRBs and the central IRB.
●	Finalizing site enrollment with up to six institutions with ‘first patient, first dose’ expected in the second quarter of 2024.
●	Created Shuttle Diagnostics, Inc., a wholly owned subsidiary of Shuttle Pharma, which will focus on developing a diagnostics laboratory to develop its metabolite discovery platform technology and to support multi-institutional clinical trials.
●	Entered into an exclusive agreement to license certain intellectual property from Georgetown University to advance the Company’s predictive biomarker program focused on developing a predictive diagnostic test for prostate cancer patients who are considering elective radiation therapy.
●	Obtained an exclusive license for PSMA-B intellectual property for advancing research into diagnostic and therapeutic applications of metastatic prostate cancer.
●	At March 31, 2024, Shuttle Pharma’s cash balance was approximately $4.2 million (including cash, cash equivalents and marketable securities).

Recent Presentations

●	Anatoly Dritschilo, M.D., Chief Executive Officer of Shuttle Pharma, participated in a presentation at the Planet MicroCap Showcase: VEGAS 2024 on May 1, 2023. A webcast link of the presentation can be found on the investor relations page of the Company’s website or accessed HERE.
●	Dr. Dritschilo also recently participated in a fireside chat at the Lytham Partners 2024 Investor Select Conference and a webcasted presentation at the Emerging Growth Conference.
●	Posted updated corporate slide presentation in May 2024 highlighting the opportunity for both the company’s radiation sensitizer portfolio as well as the diagnostic subsidiary.

“During the first quarter, we received the ‘Safe to Proceed’ letter from the U.S. Food and Drug Administration (FDA) to commence our Phase 2 clinical trial of Ropidoxuridine for treatment of patients with glioblastoma,” stated Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We have since received central IRB approval for the trial, and are in the late stages of finalizing agreements with six institutions participating in the trial. We expect to have ‘first patient, first dose’ in the second quarter of 2024.”

“Beyond our focus on radiation sensitizers through both our Ropidoxuridine and HDAC6 inhibitor development, we also announced the formation of Shuttle Diagnostics, through which we aim to develop pretreatment diagnostic blood tests for prostate cancer patients. The first is a PC-RAD test for predicting outcomes following RT for localized prostate cancer, while the second, PSMA-B ligand, is a theranostic molecule offering diagnosis and therapeutics for metastatic prostate cancer. There are currently no available tests on the market that are predictive of success for a specific treatment. We intend to develop Shuttle Diagnostics to offer prognosis and guide treatment decisions, with the goal of providing clinicians and patients with a means of measuring the potential for success of RT for their cancer treatment.”

“For our Phase 2 clinical trial of Ropidoxuridine, we look forward to finalizing site enrollment in the coming weeks and beginning the process of entering our first patients on protocol. The results of this Phase 2 clinical trial will determine clinical efficacy of Ropidoxuridine as a radiation sensitizer with the goal of increasing cancer cure rates, prolonging patient survival, and improving the quality of life for patients suffering from glioblastoma,” Dr. Dritschilo concluded.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 20, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com